Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 1, 2021 by and among HIGHPOINT OPERATING CORPORATION, a Delaware corporation (“HighPoint OpCo”), and FIFTH POCKET PRODUCTION, LLC, a Colorado limited liability company (“Fifth Pocket,” and collectively with HighPoint OpCo, the “New Guarantors”), each a Subsidiary of Bonanza Creek Energy, Inc. (or its successor) (the “Company”), HIGHPOINT RESOURCES CORPORATION, a Delaware corporation (“HighPoint Resources” and the “Successor Guarantor”), a Subsidiary of the Company and successor to Boron Merger Sub, Inc., a Subsidiary Guarantor under the Indenture (“Boron Merger Sub”), BONANZA CREEK ENERGY, INC., a Delaware corporation, on behalf of itself and the Subsidiary Guarantors other than Boron Merger Sub (the “Existing Guarantors”) under the Indenture referred to below, and U.S. BANK NATIONAL ASSOCIATION, as Trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS the Company has heretofore executed and delivered an Indenture dated as of April 1, 2021 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), by and among the Company, the Existing Guarantors and the Trustee, providing for the issuance of 7.50% Senior Notes due 2026 (the “Notes”);

WHEREAS, on April 1, 2021, Boron Merger Sub merged with and into HighPoint Resources, pursuant to that certain Agreement and Plan of Merger, dated as of November 9, 2020, by and between the Company and certain other parties thereto;

WHEREAS Section 5.02 of the Indenture provides that under certain circumstances the successor of a Subsidiary Guarantor is required to execute and deliver to the Trustee a supplemental indenture pursuant to which the successor assumes all of the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

WHEREAS Section 4.14 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture pursuant to a guarantee on the terms and conditions set forth herein and therein; and

WHEREAS pursuant to Section 8.01 of the Indenture, the Trustee, the Company and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Successor Guarantor, the Trustee and, on behalf of itself and the Existing Guarantors, the Company mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

SECTION 1. Definitions. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 2. Agreement to Guarantee. The New Guarantors and the Successor Guarantor hereby unconditionally and irrevocably agree, jointly and severally with all other Subsidiary Guarantors, to guarantee the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article Eleven of the Indenture and to be bound by all other applicable provisions of the Indenture.

SECTION 3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantors and the Successor Guarantor.

SECTION 6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

BONANZA CREEK ENERGY, INC.

By:	/s/ Brant DeMuth
Name: Brant DeMuth
Title: Chief Financial Officer

HIGHPOINT RESOURCES CORPORATION, as Successor Guarantor to BORON MERGER SUB, INC.

By:	/s/ Brant DeMuth
Name: Brant DeMuth
Title: Chief Financial Officer

HIGHPOINT OPERATING CORPORATION, as a New Guarantor

By:	/s/ Brant DeMuth
Name: Brant DeMuth
Title: Chief Financial Officer

FIFTH POCKET PRODUCTION, LLC, as a New Guarantor

By:	/s/ Brant DeMuth
Name: Brant DeMuth
Title: Chief Financial Officer

Signature Page to Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Kathy L. Mitchell
Name: Kathy L. Mitchell
Title: Vice President

Signature Page to Supplemental Indenture